DELAWARE GROUP GOVERNMENT FUND
(the Registrant)

Registration No. 811 04304
FORM N SAR
Semi Annual Period Ended January
31, 2009


SUB ITEM 77E  Legal proceedings

On September 15, 2008, Lehman
Brothers Holdings Inc. (Lehman)
filed a voluntary petition for
bankruptcy relief under chapter 11
of Title 11 of the United States
Code in the United States
Bankruptcy Court for the Southern
District of New York.
Subsequently, several Lehman
affiliates, including the following
entities filed for similar relief
in the same court Lehman Brothers
Special Financing Inc. on October
3, 2008 and Lehman Brothers
Commercial Corporation on October
5, 2008.  On October 11, 2008,
Lehman and its affiliates filed a
motion, which was approved on
October 16, 2008, requesting joint
administration of these chapter 11
cases in the United States
Bankruptcy Court for the Southern
District of New York.

The investment manager of the
Registrant intends to file a proof
of claims against the entities
listed above.  As of the date of
this NSAR, the total value of the
claims expected to be filed against
Lehman Brothers Special Financing
Inc. by the Registrants Delaware
Core Plus Bond Fund is
approximately $203,874.00.  The
total value of the claims expected
to be filed against Lehman Brothers
Commercial Corporation by the
Registrants Delaware Core Plus Bond
Fund and the Delaware Inflation
Protected Bond Fund is
approximately $59,132.69 and
$86,456.33, respectively.
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